UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  04/15/2010

Casey's General Stores, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-12788

IA	42-0935283
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One Convenience Blvd.
PO Box 3001
Ankeny, IA 50021
(Address of principal executive offices, including zip code)

515/965-6100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.    Regulation FD Disclosure

On April 15, 2010, Casey's General Stores, Inc. (the "Company") reported March 2010 same-store sales results for stores open for one full year. Same-store sales for prepared food and fountain increased 7.0%, and grocery and other merchandise increased 1.4% in March 2010 compared to March 2009.

Same store gasoline gallons sold were unchanged in March 2010 compared to March 2009, reversing a five-month trend of negative same store gallon movement. The average retail price of gasoline sold during March 2010 was $2.65 per gallon. The gasoline margin was above the Company's fiscal 2010 goal of 11.0 cents per gallon.

Results in March reflect improving same store sales trends, relative to the past five months, amidst more favorable weather. In the grocery and other merchandise category, the Company is pleased with the 1.4% increase over a strong March 2009, which reflected significant cigarette manufacturer price increases prior to the April 1, 2009 federal excise tax increase. Same store sales in the prepared food and fountain category were the strongest in nearly a year as improved weather and strategic price increases have begun to have a meaningful impact. These price increases represented approximately half of the 7% sales increase in prepared food and fountain.

Weather in April has been more favorable, contributing to strong same store sales in all categories through the first half of the month.

The information contained in this Item is being furnished and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Casey's General Stores, Inc.

Date: April 15, 2010	By:	/s/ William J. Walljasper
William J. Walljasper
Senior Vice President and Chief Financial Officer